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                                                                    EXHIBIT 99.1


         ATC HEALTHCARE CONSUMMATES PURCHASE OF LARGEST FRANCHISE IN THE
                           NEW YORK METROPOLITAN AREA

              PROVIDING IMPROVED REVENUE MIX AND INCREASING EBITDA
                          BY APPROXIMATELY $5.5 MILLION

LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Feb. 4, 2002-- ATC Healthcare Services, Inc. (OTC BB:ATCHA) today announced that the Company has consummated the purchase of its largest franchise which is located in the New York metropolitan area.

This transaction significantly enhances ATC's revenue mix and profitability. Prior to the closing of the purchase, ATC derived approximately 10% of its revenue from corporately-owned locations. This percentage will increase to over 50% with the closing of this transaction. In addition, EBITDA is projected, on a pro forma basis, to increase by approximately $5.5 million for the fiscal year ended 2/28/2002.

Under the terms of the agreement key management presently operating the franchise will remain on an active and ongoing basis.

"We believe that through this transaction and the other growth initiatives we have undertaken that we have developed a framework to enhance long-term shareholder value," stated David Savitsky, President of ATC. "I look forward to presenting and discussing this purchase and other planned growth initiatives at the UBS Warburg Healthcare Conference on Thursday, February 7th at 11:30am," Savitsky concluded.

Alan Levy, CFO, added, "The effects of the consummation of this transaction will be to significantly reduce royalty expenses and greatly improve ATC's financial performance and profitability."

About ATC Healthcare, Inc.

ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 65 locations in 26 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2001 as filed with the Securities and Exchange Commission on May 25, 2001 and its Quarterly Report on Form 10-Q for the quarter ended November 30th, 2001 as filed with the Securities and Exchange Commission on January 14, 2002.